Exhibit 99.1

Old Point Releases Fourth Quarter and Full Year 2024 Results

Hampton, VA, January 30, 2025 (PRNewswire) – Old Point Financial Corporation (the “Company” or “Old Point”) (NASDAQ "OPOF") reported net income of $2.9 million with diluted earnings per common share of $0.57 for the fourth quarter of 2024 compared to net income of $2.4 million with diluted earnings per common share of $0.47 for the third quarter of 2024, and net income of $1.5 million with diluted earnings per common share of $0.29 for the fourth quarter of 2023. Net income for the year ended December 31, 2024 was $9.5 million with diluted earnings per common share of $1.88, and for the year ended December 31, 2023, net income was $7.7 million with diluted earnings per common share of $1.54.

Robert Shuford, Jr., Chairman, President and CEO of the Company and Old Point National Bank (the “Bank”) commented, “Despite a challenging banking environment, we delivered record earnings in 2024.  We did so while staying true to our commitments of prioritizing capital, asset quality, liquidity, and expense discipline.  We saw meaningful growth in our deposit base in the fourth quarter and throughout 2024.  As we enter 2025, we are encouraged that our cost-saving measures, which began in 2024, along with our strategic growth plan will allow us to capitalize on new opportunities and continue to provide value to our shareholders.”

Key highlights of the fourth quarter and year ended December 31, 2024 are as follows:

•
Total assets were $1.5 billion at December 31, 2024, increasing $4.2 million or 0.3% from December 31, 2023. Net loans held for investment were $998.7 million at December 31, 2024, decreasing $69.3 million, or 6.5%, from December 31, 2023.

•	Total deposits increased $24.5 million, or 2.0%, from December 31, 2023.

•
Return on average equity (ROE) was 9.96% for the fourth quarter of 2024, compared to 8.39% for the third quarter of 2024, and 5.88% for the fourth quarter of 2023. ROE was 8.60% for the year ended December 31, 2024, compared to 7.61% for the year ended December 31, 2023.  Return on average assets (ROA) was 0.77% for the fourth quarter of 2024, compared to 0.64% for the third quarter of 2024, and 0.40% for the fourth quarter of 2023.  ROA was 0.65% for the year ended December 31, 2024, compared to 0.54% for the year ended December 31, 2023.

•
Book value per share and tangible book value per share (non-GAAP) at December 31, 2024 decreased 1.32% and 1.30%, from September 30, 2024 and increased 5.90% and 6.10%, respectively from December 31, 2023.

•
Net income increased $498 thousand, or 20.9%, to $2.9 million for the fourth quarter of 2024 from $2.4 million for the third quarter of 2024 and increased $1.4 million, or 94.2% from $1.5 million for the fourth quarter of 2023. Net income increased $1.8 million or 23% to $9.5 million for the year ended December 31, 2024 from $7.7 million for the year ended December 31, 2023.

•
Net interest margin (NIM) was 3.52% for the fourth quarter of 2024 compared to 3.56% for the third quarter of 2024 and 3.45% for the fourth quarter of 2023. NIM on a fully tax-equivalent basis (FTE) (non-GAAP) was 3.53% for the fourth quarter of 2024 compared 3.57% for the third quarter of 2024 and 3.46% for the fourth quarter of 2023.

•
Net interest income decreased $58 thousand, or 0.5%, to $12.3 million for the fourth quarter of 2024 from $12.3 million for the third quarter of 2024 and increased $391 thousand, or 3.3%, compared to the fourth quarter of 2023. Net interest income remained relatively unchanged at $48.2 million for the year ended December 31, 2024 compared to the year ended December 31, 2023.

•	Provision for credit losses of $90 thousand was recognized for the fourth quarter of 2024, compared to $282 thousand for the third quarter of 2024 and $1.4 million for the fourth quarter of 2023.

•
Non-performing assets were relatively unchanged as of December 31, 2024, compared to September 30, 2024 at $2.7 million. Non-performing assets as a percentage of total assets were 0.19% at December 31, 2024, compared to 0.18% at September 30, 2024. Non-performing assets at December 31, 2024 increased by $512 thousand from $2.2 million, or 0.15%, of total assets at December 31, 2023.

•
Liquidity as of December 31, 2024, defined as cash and cash equivalents, unpledged securities, and available secured borrowing capacity, totaled $460.0 million, representing 31.7% of total assets compared to $342.5 million, representing 23.7% of total assets as of December 31, 2023.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality
Total assets of $1.5 billion as of December 31, 2024 increased $4.2 million from December 31, 2023. Net loans held for investment decreased $69.3 million, or 6.5% from December 31, 2023 to $998.7 million at December 31, 2024, primarily driven by the following: decreases in consumer loans of $37.9 million, construction loans of $22.2 million, and commercial loans of $9.9 million, partially offset by increases in residential real estate loans of $2.6 million. Securities available-for-sale, at fair value, increased $13.8 million from December 31, 2023 to $218.1 million at December 31, 2024.

Total deposits of $1.3 billion as of December 31, 2024 increased $24.5 million, or 2.0%, from December 31, 2023. Noninterest-bearing deposits increased $23.0 million, or 6.9%, savings deposits increased $3.8 million, or 0.6%, and time deposits decreased $2.3 million, or 0.9%. The increase in total deposits was primarily driven by increases from large commercial and municipal customers. Overnight repurchase agreements, other borrowings, Federal Home Loan Bank advances, and subordinated notes decreased $27.7 million to $73.8 million at December 31, 2024 from $101.5 million at December 31, 2023, as the Company used excess liquidity to pay down high-cost borrowed funds. Short-term borrowings increased $2.0 million as of December 31, 2024 from December 31, 2023, due to borrowings under a new holding company line of credit executed in the fourth quarter.

The Company’s total stockholders’ equity at December 31, 2024 increased $7.2 million, or 6.7%, from December 31, 2023 to $114.0 million. The increase was primarily driven by net income, partially offset by cash dividend payments. The Bank remains well capitalized with a Tier 1 Capital ratio of 12.97% at December 31, 2024 as compared to 11.45% at December 31, 2023. The Bank’s leverage ratio was 10.06% at December 31, 2024 as compared to 9.46% at December 31, 2023.

Non-performing assets (NPAs) totaled $2.7 million as of December 31, 2024 and September 30, 2024, and $2.2 million as of December 31, 2023. NPAs as a percentage of total assets were 0.19% at December 31, 2024, compared to 0.18% at September 30, 2024, and 0.15% at December 31, 2023. Non-accrual loans were $82 thousand at December 31, 2024, a decrease from $85 thousand at September 30, 2024, and a decrease from $188 thousand at December 31, 2023.  Loans past due 90 days or more and still accruing interest decreased $268 thousand to $641 thousand at December 31, 2024 from $909 thousand at September 30, 2024 and decreased $1.1 million from $1.8 million at December 31, 2023. Repossessed assets were $2.0 million at December 31, 2024 compared to $1.7 million at September 30, 2024 and $215 thousand at December 31, 2023. The increase in repossessed assets from the prior periods was driven by the resolution of certain loans that were previously past due.

The Company recognized a provision for credit losses of $90 thousand during the fourth quarter of 2024 compared to $282 thousand during the third quarter of 2024 and $1.4 million during the fourth quarter of 2023. The provision for credit losses for the fourth quarter of 2024 included a provision of $154 thousand for loans and a $64 thousand recovery for unfunded commitments. The allowance for credit losses (ACL) at December 31, 2024 was $11.6 million. The decrease in the ACL on loans during the fourth quarter of 2024 compared to the third quarter of 2024 and fourth quarter of 2023 was due primarily to reduction in the size of the portfolio. The ACL on loans as a percentage of loans held for investment was 1.13% at December 31, 2024 compared to 1.14% at September 30, 2024, and 1.13% at December 31, 2023. Quarterly annualized net charge-offs as a percentage of average loans outstanding were 0.16% for the fourth quarter of 2024, compared to 0.18% for the third quarter of 2024 and 0.39% for the fourth quarter of 2023. As of December 31, 2024, asset quality remains strong. Management believes the level of the ACL is sufficient to absorb expected losses in the loan portfolio; however, if elevated levels of risk are identified, the provision for credit losses may increase in future periods.

Net Interest Income
Net interest income for the fourth quarter of 2024 was $12.3 million, a decrease of $58 thousand, or 0.5%, from the prior quarter and an increase of $391 thousand, or 3.3%, from the fourth quarter of 2023. The decrease from the linked quarter was primarily due to lower average balances of loans, partially offset by higher average balance of securities available for sale at higher average yields. The increase from the prior-year comparative quarter was due primarily to higher average earning asset balances at higher average yields partially offset by higher average balances of, and higher average rates on, interest-bearing liabilities. For the years ended December 31, 2024 and 2023, respectively, net interest income was $48.2 million. The slight increase from the prior-year comparative period was due to higher average interest-bearing liabilities at higher average rates, partially offset by higher average earning assets at higher average earning yields.

Net Interest Margin (NIM) for the fourth quarter of 2024 was 3.52%, a decrease from 3.56% for the third quarter of 2024, and an increase from 3.45% for the prior year quarter. On a fully tax-equivalent basis (FTE) (non-GAAP), NIM was 3.53%, for the fourth quarter of 2024, compared to 3.57% for the third quarter of 2024 and 3.46% for the fourth quarter of 2023.  Average earning asset balances for the fourth quarter increased $21.0 million at December 31, 2024 compared to December 31, 2023 with yields on average earning assets increasing 7 basis points due to deployment of liquidity into higher earning assets. Average interest-bearing liabilities decreased $5.2 million for the quarter ended December 31, 2024 compared to the quarter ended December 31, 2023 with costs increasing 4 basis points. The higher interest cost of liabilities was primarily due to higher interest rates on money market deposits, partially offset by decreases in short term average FHLB advances during the period. During the year ended December 31, 2024, average earning assets and average interest-bearing liabilities increased $25.8 million and $32.4 million, over the 2023 comparative period, respectively.

Average loans decreased $64.0 million, or 5.9%, for the fourth quarter compared to the same period of 2023.  Average yields on loans were 22 basis points higher in the fourth quarter of 2024 compared to the fourth quarter of 2023, the result of a higher interest rate environment. The extent to which changing interest rates will ultimately affect the Company’s NIM is uncertain. For more information about these FTE financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income
Total noninterest income was $3.2 million for the fourth quarter of 2024 compared to $3.5 million for both the third quarter of 2024 and the comparative quarter of 2023. The $228 thousand decrease during the fourth quarter of 2024 compared to the linked quarter was primarily driven by decreases in service charges on deposit accounts and other service charges, commissions and fees, and larger losses on sales of repossessed assets, partially offset by an increase in fiduciary and asset management fees. The $249 thousand decrease compared to the fourth quarter of 2023 was primarily driven by decreases in mortgage banking income, fiduciary and asset management fees, as well as larger losses on sales of repossessed assets, partially offset by increases in service charges on deposit accounts and other service charges, commissions and fees, and bank-owned life insurance income. Noninterest income for the year ended December 31, 2024 decreased $464 thousand to $13.4 million compared to the year ended December 31, 2023 primarily driven by decreases in mortgage banking income, and other service charges, commissions and fees, partially offset by increases in fiduciary and asset management fees and having no losses on sales of available-for-sale securities during the period. The decrease in mortgage banking income in the fourth quarter and year ended December 31, 2024 compared to the same periods in 2023 was due to declines in the volume of mortgage originations attributable to the Company’s strategic shift in mortgage lending and changes in mortgage market conditions impacting the industry as a whole.

Noninterest Expense
Noninterest expense totaled $12.1 million for the fourth quarter of 2024 compared to $12.4 million for the third quarter of 2024 and $12.2 million for the fourth quarter of 2023. The decrease in expenses from the linked quarter of $306 thousand was primarily related to decreases in professional services, occupancy and equipment, and data processing, partially offset by increases in salaries and employee benefits and other operating expenses. The decrease in professional services from the linked quarter is primarily due to the settlement of two outstanding legal matters in the third quarter for $240 thousand. The decrease in expenses over the prior year quarter primarily reflected reductions due to the cost savings initiatives initiated in the first quarter of 2024.  The noninterest expense reduction initiatives in 2024 reduced the employee headcount by approximately 12%. The increase in salaries and employee benefits in the fourth quarter of 2024 compared to the fourth quarter of 2023 was primarily driven by recognition of incentive compensation expense as a result of record net income. For the year ended December 31, 2024, noninterest expense decreased $898 thousand, or 1.8% over the year ended December 31, 2023, primarily due to decreases in salary and employee benefits, employee professional development, and other operating expenses, partially offset by increases in data processing, other taxes, and professional services.

Capital Management and Dividends
For the fourth quarter of 2024, the Company declared a dividend of $0.14 per share, consistent with the fourth quarter of 2023. The dividend represents a payout ratio of 24.7% of earnings per share for the fourth quarter of 2024. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $7.2 million at December 31, 2024, compared to December 31, 2023, due primarily to net income and partially offset by cash dividend payments. Total consolidated equity decreased by $1.5 million from September 30, 2024 to December 31, 2024, due to $3.8 million of unrealized losses on securities available for sale driven by fluctuations in market interest rates. The Company’s securities available-for-sale are primarily fixed income debt securities, and their unrealized loss position is a result of increases in market interest rates since the investments were acquired rather than credit quality issues. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Company or its subsidiaries.

At December 31, 2024, the book value per share of the Company’s common stock was $22.44, and tangible book value per share (non-GAAP) was $22.09. For more information about non-GAAP financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Non-GAAP Financial Measures
In reporting the results as of and for the quarter and year ended December 31, 2024, the Company has provided supplemental financial measures on a fully tax-equivalent, tangible, or adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance. A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements
Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management, as of the time such statements are made. These statements are also subject to assumptions with respect to future business strategies and decisions that are subject to change. These statements are inherently uncertain, and there can be no assurance that the underlying beliefs, estimates, or assumptions will prove to be accurate. Actual results, performance, achievements, or trends could differ materially from historical results or those expressed or implied by such statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Forward-looking statements in this release may include, without limitation, statements regarding: strategic business initiatives and the future financial impact of those initiatives; expected future operations and financial performance; efficiency and expense reduction initiatives, including the estimated effects and estimated future cost savings thereof, and the estimated timing of recognizing the benefits of such initiatives; future financial and economic conditions, industry conditions, and loan demand; Old Point’s strategic focuses; impacts of economic uncertainties; performance of the loan and securities portfolios; asset quality; revenue generation; deposit growth and future levels of rates paid on deposits; levels and sources of liquidity and capital resources; future levels of the allowance for credit losses, charge-offs or net recoveries; levels of or changes in interest rates and potential impacts on Old Point’s NIM; changes in NIM and items affecting NIM; expected future recovery of investments in debt securities; expected impact of unrealized losses on earnings and regulatory capital of Old Point or the Bank; liquidity and capital levels; cybersecurity risks; inflation; the effect of future market and industry trends; and other statements that include projections, predictions, expectations, or beliefs about future events or results, or otherwise are not statements of historical fact.

These forward-looking statements are subject to significant risks and uncertainties due to factors that could have a material adverse effect on the operations and future prospects of Old Point including, but not limited to, changes in or the effects of: interest rates and yields, such as changes or volatility in short-term interest rates or yields on U.S. Treasury bonds and changes or volatility in U.S. Treasury bonds and changes or volatility in mortgage interest rates, and the impacts on macroeconomic conditions, customer and client behavior, Old Point’s funding costs and Old Point’s loan and securities portfolios; inflation and its impacts on economic growth and customer and client behavior; adverse developments in the financial services industry, such as the bank failures in 2023, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior; the sufficiency of liquidity and regulatory capital; general economic and business conditions in the United States generally and particularly in the Company’s service area, including higher inflation, slowdowns in economic growth, unemployment levels, supply chain disruptions, and the impacts on customer and client behavior; conditions within the financial markets and in the banking industry, as well as the financial condition and capital adequacy of other participants in the banking industry, and the market, supervisory and regulatory reactions thereto; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve, the effect of these policies on interest rates and business in our markets and any changes associated with the current administration; the quality or composition of the loan or securities portfolios and changes therein; effectiveness of expense control initiatives; an insufficient ACL or volatility in the ACL resulting from the CECL methodology, either alone or as may be affected by inflation, changing interest rates or other factors; the Company’s liquidity and capital positions; the value of securities held in the Company’s investment portfolios; deposit flows; the Company’s technology, efficiency, and other strategic initiatives; the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services; the Consumer Financial Protection Bureau (the “CFPB”) and the regulatory and enforcement activities of the CFPB; future levels of government defense spending, particularly in the Company’s service areas; uncertainty over future federal spending or budget priorities, particularly in connection with the Department of Defense, on the Company’s service areas; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; the U.S. Government’s guarantee of repayment of student or small business loans purchased by the Company; potential claims, damages and fines related to litigation or government actions; demand for loan products and the impact of changes in demand on loan growth; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the NIM; the level of net charge-offs on loans; the performance of the Company’s dealer/indirect lending program; the strength of the Company’s counterparties; the Company’s ability to compete in the market for financial services and increased competition from both banks and non-banks, including fintech companies; demand for financial services in Old Point's market area; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or their service providers; reliance on third parties for key services; cyber threats, attacks, or events; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, financial crises, political crises, war, and other geopolitical conflicts, such as the war between Russia and Ukraine or in the Middle East, or public health events, and of governmental and societal responses thereto, on, among other things, the Company’s operations, liquidity, and credit quality; the use of inaccurate assumptions in management's modeling systems; technological risks and developments; the commercial and residential real estate markets; the demand in the secondary residential mortgage loan markets; expansion of the Company’s product offerings; effectiveness of expense control initiatives; changes in management; changes in accounting principles, standards, policies guidelines, and interpretations and elections made by the Company thereunder, and the related impact on the Company’s financial statements; and other factors detailed in Old Point's publicly filed documents, including in Part I, Item 1A. “Risk Factors,” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Annual Report on Form 10-K for the year ended December 31, 2023, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein. Forward-looking statements are not statements of historical fact. Readers are cautioned not to place undue reliance on such statements, which speak only as of date they are made.

The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time or on behalf of the Company, whether as a result of new information, future events or otherwise, except as otherwise required by law. In addition, past results of operations are not necessarily indicative of future results.

Information about Old Point Financial Corporation
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	December 31,	December 31,
(dollars in thousands, except per share amounts)	2024	2023
	(unaudited)
Assets

Cash and due from banks	$17,098	$14,731
Interest-bearing due from banks	122,238	63,539
Federal funds sold	708	489
Cash and cash equivalents	140,044	78,759
Securities available-for-sale, at fair value	218,083	204,278
Restricted securities, at cost	3,918	5,176
Loans held for sale	-	470
Loans, net	998,713	1,068,046
Premises and equipment, net	30,184	29,913
Premises and equipment, held for sale	344	344
Bank-owned life insurance	36,182	35,088
Goodwill	1,650	1,650
Core deposit intangible, net	143	187
Repossessed assets	1,972	215
Other assets	19,337	22,256
Total assets	$1,450,570	$1,446,382

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$355,041	$331,992
Savings deposits	659,445	655,694
Time deposits	240,428	242,711
Total deposits	1,254,914	1,230,397
Federal funds purchased, repurchase agreements and other short-term borrowings	3,967	2,383
Federal Home Loan Bank advances	40,000	69,450
Subordinated notes, net	29,799	29,668
Accrued expenses and other liabilities	7,920	7,706
Total liabilities	1,336,600	1,339,604

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,078,318 and 5,040,095 shares outstanding (includes 65,920 and 53,660 of nonvested restricted stock, respectively)	25,062	24,932
Additional paid-in capital	17,548	17,099
Retained earnings	88,492	82,277
Accumulated other comprehensive loss, net	(17,132)	(17,530)
Total stockholders' equity	113,970	106,778
Total liabilities and stockholders' equity	$1,450,570	$1,446,382

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended			Twelve Months Ended
(dollars in thousands, except per share amounts)	Dec. 31, 2024	Sep. 30, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023

Interest and Dividend Income:
Loans, including fees	$14,414	$14,733	$14,766	$58,733	$56,303
Due from banks	1,772	1,842	1,072	5,500	2,067
Federal funds sold	9	11	10	41	34
Securities:
Taxable	1,982	1,732	1,853	7,273	7,177
Tax-exempt	138	138	139	554	719
Dividends and interest on all other securities	71	64	97	306	326
Total interest and dividend income	18,386	18,520	17,937	72,407	66,626

Interest Expense:
Checking and savings deposits	3,028	2,940	2,327	11,264	6,810
Time deposits	2,400	2,554	2,645	9,463	7,057
Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	1	-	1	3	40
Federal Home Loan Bank advances	410	420	807	2,278	3,339
Long term borrowings	295	296	296	1,181	1,181
Total interest expense	6,134	6,210	6,076	24,189	18,427
Net interest income	12,252	12,310	11,861	48,218	48,199
Provision for credit losses	90	282	1,359	713	2,601
Net interest income after provision for credit losses	12,162	12,028	10,502	47,505	45,598

Noninterest Income:
Fiduciary and asset management fees	1,212	1,126	1,350	4,659	4,632
Service charges on deposit accounts	798	858	780	3,251	3,077
Other service charges, commissions and fees	904	1,070	888	4,007	4,143
Bank-owned life insurance income	274	285	262	1,094	1,038
Mortgage banking income (loss)	-	(2)	82	16	433
Loss on sale of available-for-sale securities, net	-	-	-	-	(134)
Loss on sale of repossessed assets	(65)	(25)	-	(126)	(69)
Gain on sale of fixed assets	-	-	20	-	220
Other operating income	121	160	111	508	533
Total noninterest income	3,244	3,472	3,493	13,409	13,873

Noninterest Expense:
Salaries and employee benefits	7,640	7,382	7,193	30,048	30,429
Occupancy and equipment	1,039	1,242	1,198	4,827	4,889
Data processing	1,163	1,304	1,267	5,175	5,010
Customer development	129	113	175	473	548
Professional services	575	966	599	2,806	2,664
Employee professional development	209	191	222	778	1,002
Other taxes	268	268	252	1,073	950
Other operating expenses	1,065	928	1,305	4,329	4,915
Total noninterest expense	12,088	12,394	12,211	49,509	50,407
Income before income taxes	3,318	3,106	1,784	11,405	9,064
Income tax expense	438	724	301	1,897	1,334
Net income	$2,880	$2,382	$1,483	$9,508	$7,730

Basic Earnings per Common Share:
Weighted average shares outstanding	5,077,995	5,076,957	5,039,064	5,064,853	5,025,006
Net income per share of common stock	$0.57	$0.47	$0.29	$1.88	$1.54

Diluted Earnings per Common Share:
Weighted average shares outstanding	5,077,995	5,076,957	5,039,064	5,064,853	5,025,139
Net income per share of common stock	$0.57	$0.47	$0.29	$1.88	$1.54

Cash Dividends Declared per Share:	$0.14	$0.14	$0.14	$0.56	$0.56

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended
(unaudited)	December 31, 2024			September 30, 2024			December 31, 2023
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate**	Balance	Expense	Rate**	Balance	Expense	Rate**
ASSETS
Loans*	$1,018,029	$14,414	5.63%	$1,037,230	$14,733	5.64%	$1,082,059	$14,766	5.41%
Investment securities:
Taxable	191,341	1,982	4.12%	168,494	1,732	4.08%	172,474	1,853	4.26%
Tax-exempt*	25,879	175	2.69%	25,958	175	2.67%	26,193	176	2.67%
Total investment securities	217,220	2,157	3.95%	194,452	1,907	3.89%	198,667	2,029	4.05%
Interest-bearing due from banks	146,226	1,772	4.82%	135,443	1,842	5.40%	78,393	1,072	5.42%
Federal funds sold	740	9	4.84%	876	11	4.98%	777	10	5.11%
Other investments	3,887	71	7.27%	3,843	64	6.61%	5,176	97	7.43%
Total earning assets	1,386,102	$18,423	5.29%	1,371,844	$18,557	5.37%	1,365,072	17,974	5.22%
Allowance for credit losses	(11,628)			(11,809)			(11,784)
Other non-earning assets	104,070			105,195			106,639
Total assets	$1,478,544			$1,465,230			$1,459,927

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$86,306	$2	0.01%	$109,789	$3	0.01%	$101,567	$4	0.01%
Money market deposit accounts	502,579	3,020	2.39%	451,343	2,931	2.58%	434,341	2,316	2.12%
Savings accounts	78,734	6	0.03%	81,550	6	0.03%	93,981	7	0.03%
Time deposits	254,748	2,400	3.75%	261,056	2,554	3.88%	268,234	2,645	3.91%
Total time and savings deposits	922,367	5,428	2.34%	903,738	5,494	2.41%	898,123	4,972	2.20%
Federal funds purchased, repurchase agreements and other short-term borrowings	2,022	1	0.20%	2,074	-	0.00%	2,181	1	0.07%
Federal Home Loan Bank advances	40,000	410	4.08%	39,960	420	4.17%	69,450	807	4.61%
Long term borrowings	29,777	295	3.94%	29,745	296	3.95%	29,649	296	3.96%
Total interest-bearing liabilities	994,166	6,134	2.45%	975,517	6,210	2.53%	999,403	6,076	2.41%
Demand deposits	361,045			369,266			350,408
Other liabilities	8,326			7,791			10,017
Stockholders' equity	115,007			112,656			100,099
Total liabilities and stockholders' equity	$1,478,544			$1,465,230			$1,459,927
Net interest margin*		$12,289	3.53%		$12,347	3.57%		$11,898	3.46%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $37 thousand for each of the quarters ended December 31, 2024, September 30, 2024, and December 31, 2023, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the years ended December 31,
(unaudited)	2024			2023
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate**	Balance	Expense	Rate**
ASSETS
Loans*	$1,048,395	$58,733	5.60%	$1,078,303	$56,305	5.22%
Investment securities:
Taxable	176,209	7,273	4.13%	179,576	7,177	4.00%
Tax-exempt*	25,996	701	2.70%	33,053	910	2.75%
Total investment securities	202,205	7,974	3.94%	212,629	8,087	3.80%
Interest-bearing due from banks	105,032	5,500	5.24%	38,746	2,067	5.33%
Federal funds sold	805	41	5.09%	698	34	4.87%
Other investments	4,356	306	7.02%	4,610	326	7.06%
Total earning assets	1,360,793	$72,554	5.33%	1,334,986	$66,819	5.01%
Allowance for credit losses	(11,932)			(11,694)
Other nonearning assets	105,481			105,759
Total assets	$1,454,342			$1,429,051

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$96,359	$12	0.01%	$85,939	$13	0.02%
Money market deposit accounts	463,195	11,227	2.42%	432,758	6,766	1.56%
Savings accounts	83,585	25	0.03%	103,372	31	0.03%
Time deposits	250,379	9,463	3.78%	220,674	7,057	3.20%
Total time and savings deposits	893,518	20,727	2.32%	842,743	13,867	1.65%
Federal funds purchased, repurchase agreements and other short-term borrowings	2,145	3	0.14%	4,245	40	0.94%
Federal Home Loan Bank advances	50,861	2,278	4.48%	67,248	3,339	4.97%
Long term borrowings	29,729	1,181	3.97%	29,601	1,181	3.99%
Total interest-bearing liabilities	976,253	24,189	2.48%	943,837	18,427	1.95%
Demand deposits	359,355			374,716
Other liabilities	8,177			8,876
Stockholders' equity	110,557			101,622
Total liabilities and stockholders' equity	$1,454,342			$1,429,051
Net interest margin*		$48,365	3.55%		$48,392	3.62%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income  by $147 thousand and $193 thousand for the years ended December 31, 2024 and 2023, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,			For the years ended,
Selected Ratios (unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands, except per share data)	2024	2024	2023	2024	2023

Earnings per common share, diluted	$0.57	$0.47	$0.29	$1.88	$1.54
Return on average assets (ROA)	0.77%	0.65%	0.40%	0.65%	0.54%
Return on average equity (ROE)	9.96%	8.41%	5.88%	8.60%	7.61%
Net Interest Margin (FTE) (non-GAAP)	3.53%	3.57%	3.46%	3.55%	3.62%
Efficiency ratio	78.01%	78.53%	79.53%	80.34%	81.21%
Efficiency ratio (FTE) (non-GAAP)	77.82%	78.35%	79.34%	80.15%	80.96%
Book value per share	$22.44	$22.74	$21.19
Tangible Book Value per share (non-GAAP)	22.09	22.38	20.82
Non-performing assets (NPAs) / total assets	0.19%	0.18%	0.15%
Annualized Net Charge-Offs / average total loans	0.16%	0.18%	0.39%
Allowance for credit losses on loans / total loans	1.13%	1.14%	1.13%

Non-Performing Assets (NPAs)
Nonaccrual loans	$82	$85	$188
Loans > 90 days past due, but still accruing interest	641	909	1,780
Repossessed assets	1,972	1,701	215
Total non-performing assets	$2,695	$2,695	$2,183

Other Selected Numbers
Loans, net	$998,713	$1,014,012	$1,068,046
Deposits	1,254,914	1,282,786	1,230,397
Stockholders' equity	113,970	115,457	106,778
Total assets	1,450,570	1,478,009	1,446,382
Loans charged off during the quarter, net of recoveries	407	470	1,053
Quarterly average loans	1,018,029	1,037,230	1,082,059
Quarterly average assets	1,478,544	1,465,230	1,459,927
Quarterly average earning assets	1,386,102	1,371,844	1,365,072
Quarterly average deposits	1,283,412	1,273,004	1,248,531
Quarterly average equity	115,007	112,656	100,099

Old Point Financial Corporation and Subsidiaries
Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	Dec. 31, 2024	Sep. 30, 2024	Dec. 31, 2023	Dec. 31, 2024	Dec. 31, 2023

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$12,252	$12,310	$11,861	$48,218	$48,199
FTE adjustment	37	37	37	147	193
Net interest income (FTE) (non-GAAP)	$12,289	$12,347	$11,898	$48,365	$48,392
Noninterest income (GAAP)	3,244	3,472	3,493	13,409	13,873
Total revenue (FTE) (non-GAAP)	$15,533	$15,819	$15,391	$61,774	$62,265
Noninterest expense (GAAP)	12,088	12,394	12,211	49,509	50,407

Average earning assets	$1,386,102	$1,371,844	$1,365,072	$1,360,793	$1,334,986
Net interest margin	3.52%	3.57%	3.45%	3.54%	3.61%
Net interest margin (FTE) (non-GAAP)	3.53%	3.58%	3.46%	3.55%	3.62%

Efficiency ratio	78.01%	78.53%	79.53%	80.34%	81.21%
Efficiency ratio (FTE) (non-GAAP)	77.82%	78.35%	79.34%	80.15%	80.96%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$113,970	$115,457	$106,778
Less goodwill	1,650	1,650	1,650
Less core deposit intangible, net	143	154	187
Tangible Stockholders Equity (non-GAAP)	$112,177	$113,653	$104,941

Shares issued and outstanding	5,078,318	5,077,695	5,040,095

Book value per share	$22.44	$22.74	$21.19
Tangible book value per share (non-GAAP)	$22.09	$22.38	$20.82